Exhibit 10.86

This CONFIDENTIAL SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of February 8, 2016 by and between Cablevision Systems Corporation (“Cablevision”), on the one hand, and Thomas C. Dolan (“Dolan”), on the other (collectively the “Parties”).

WHEREAS, Dolan filed a certain complaint initiating a lawsuit against Cablevision Systems Corporation and Rainbow Media Holdings in the Supreme Court of the State of New York, New York County (the “Court”), on April 15, 2011 (the “Lawsuit”);

WHEREAS, Rainbow Media Holdings was dismissed as a defendant with prejudice on April 21, 2015;

WHEREAS, on September 16, 2015, Cablevision entered into an Agreement and Plan of Merger with Altice, N.V. (“Altice”) and Neptune Merger Sub Corp., which provides for the acquisition by Altice of Cablevision (the “Merger”);

WHEREAS, the closing of the Merger is anticipated to occur in the second quarter of 2016; and

WHEREAS, simultaneously with the execution of this Agreement, Cablevision and Dolan have executed a joint stipulation (the “Stipulation”) in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, agreements and representations set forth herein, and for other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Payment, Releases and Dismissal of Lawsuit

a.
Cablevision agrees that it will pay to Dolan $21,000,000.00 (the “Payment”) by electronic funds transfer according to instructions provided in Exhibit B hereto within one business day after the date on which the Court enters an order approving the Stipulation (the “Effective Date”). The Payment shall be in full and final settlement of the Lawsuit and the released claims, as described in the Plaintiff’s Release in the form attached as Exhibit C.

b.
As soon as practicable after the execution of this Agreement, Bruch Hanna LLP (“BH”) (i) shall file the Stipulation with the Court and request that it be so-ordered and (ii) upon the Effective Date, shall file a Notice of Withdrawal of Appeal in the form attached hereto as Exhibit D with the Court. The Parties shall otherwise take all other actions as may be reasonably necessary to secure the dismissal of the Lawsuit and the withdrawal of Cablevision’s pending appeal relating to the Lawsuit.

c.	The mutual releases attached hereto as Exhibit C shall automatically go into effect, without any further action of the Parties, on the Effective Date.

2.	Confidentiality

The Parties agree to keep this Agreement and its terms and conditions strictly confidential and shall not disclose this Agreement, or its terms and conditions, to any person or entity in any manner whatsoever for any reason, except that the Parties shall be entitled to disclose this Agreement and its terms and conditions (a) to their respective directors, officers, employees, financial advisors, tax consultants, legal counsel, family and accountants, provided that each such recipient shall be advised of its confidentiality and shall agree to be bound by this provision of this Agreement; (b) to a court, arbitrator or mediator in order to enforce its terms; or (c) as may be required by applicable law (including securities laws), regulation, or stock exchange rules and regulations, including in response to a regulator’s request, valid subpoena, court order, or other compulsory legal process.

3.	Entire Agreement

This Agreement represents the full and complete agreement of the Parties with respect to the subject matter hereof, and supersedes any prior offers or agreements relating thereto, whether oral or written, the existence and materiality of which are hereby disclaimed. Each Party hereby acknowledges and represents that it has not received or relied upon any statements or representations by the other Party other than those expressly set forth herein.

4.	Applicable Law

This Agreement shall be construed, interpreted, enforced and governed in accordance with the laws of the State of New York without giving effect to choice of law provisions that would require the application of the law of any other jurisdiction.

5.	Amendment

The Parties agree that this Agreement shall not be amended or modified unless that amendment or modification is made in writing and executed by each Party.

6.	Costs and Expenses

The Parties understand and agree that each Party shall bear, and be responsible for the payment of, its own costs, expenses and attorneys’ fees incurred in connection with the Lawsuit and/or the negotiation, preparation, execution and implementation of this Agreement.

7.	Representations and Warranties

a.	Each Party represents and warrants to the other that it has been and is currently represented and advised by its own counsel in connection with the negotiation and execution of this Agreement.

b.
Dolan represents and warrants to Cablevision that he has not assigned, pledged or hypothecated, in whole or in part, any or all of the claims, causes of action, damages or rights of recovery asserted or that could have been asserted in the Lawsuit.

c.
Each Party represents and warrants to the other that it and its counsel have participated jointly in the negotiation and drafting of this Agreement. The Parties agree that, in the event an ambiguity or question of intent or interpretation arises, (i) this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement; (ii) prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties; and (iii) no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of such prior drafts.

8.	Miscellaneous

If the Court declines to enter an order approving the Stipulation or fails to enter an order approving the Stipulation by February 29, 2016, Cablevision and Dolan shall each, in their sole discretion, have the option to rescind this Agreement in its entirety, in which event (i) the Parties shall be returned to their positions as of the date hereof, without prejudice in any way to any claims, defenses or positions; and (ii) neither this Agreement nor any exhibits hereto, nor the negotiation hereof, shall be offered or referenced by or against, or prejudice in any way, any Party.

IN WITNESS WHEREOF, the Parties, expressly intending to be legally bound hereby, have executed this Agreement as of February 8, 2016.

Cablevision Systems Corporation
By: /s/ David Ellen
Name:     David Ellen
Title:      EVP, General Counsel

Thomas Dolan
/s/ Thomas Dolan

Exhibit A SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK: IAS Part 45
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Thomas C. Dolan, Plaintiff, -v- Cablevision Systems Corporation, Defendant,	: : : : : : :	Index No. 651011/2011 STIPULATION AND [PROPOSED] ORDER OF DISCONTINUANCE
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WHEREAS, the parties to the above-captioned action having reached a settlement, and no party herein being an infant, an incompetent for whom a committee has been appointed, or a conservatee;
IT IS HEREBY STIPULATED AND AGREED by and between the attorneys for the respective parties herein that the above-captioned action, including all claims and counterclaims asserted heretofore, be discontinued with prejudice and without costs to either party as against the other.
Dated:    New York, New York
February __, 2016

Cohen & Marderosian By: _________________________ Mark D. Marderosian One Penn Plaza, Suite 6180 New York, New York 10119 (212) 564-1106 Attorneys for Plaintiff	Bruch Hanna LLP By: _________________________ Gregory S. Bruch Sandra M. Hanna 1250 I Street, NW, Suite 505 Washington, DC 20005 (202) 969-1631 Attorneys for Defendant

SO ORDERED:

Hon. Anil C. Singh, J.S.C.

Exhibit B

Wire Instructions:

Exhibit C

Plaintiff’s Release: Plaintiff, on behalf of himself and his agents, trustees, consultants, advisors, representatives, heirs, executors, attorneys, administrators, guardians, estate trustees, successors and assigns, in their capacities as such, and any person or entity legally entitled to bring a claim on behalf of Plaintiff against Defendant, hereby releases Defendant and its current and former employees, officers, directors, shareholders, agents, servants, representatives, parents, affiliates, subsidiaries, successors, predecessors, assigns, assignees, advisors, attorneys, and insurers, and each of its and their respective predecessors, heirs, executors, administrators, successors and assigns, from all claims and causes of action of every nature and description, whenever and wherever incurred, and rights and liabilities of any nature whatsoever, including interest, costs, expenses, administration expenses, penalties, legal fees and expenses, suspected or unsuspected, whether known or unknown, whether arising under federal, state, or common law, and whether direct, indirect, derivative, class or in any other representative capacity, based upon, relating to, or arising out of the facts and matters alleged, and all claims that were made or could have been made, in the Lawsuit or relating to the negotiation, execution and delivery of the settlement agreement to which this Release is an exhibit, other than the rights provided for therein.

Defendant’s Release: Defendant, on behalf of itself and its current and former employees, officers, directors, shareholders, agents, servants, representatives, parents, affiliates, subsidiaries, successors, predecessors, assigns, assignees, advisors, attorneys, and insurers, and each of its and their respective predecessors, heirs, executors, administrators, successors and assigns hereby releases Plaintiff and his agents, trustees, consultants, advisors, representatives, heirs, executors, attorneys, administrators, guardians, estate trustees, successors and assigns, in their capacities as such, and any person or entity legally entitled to bring a claim on behalf of Plaintiff against Defendant, from all claims and causes of action of every nature and description, whenever and wherever incurred, and rights and liabilities of any nature whatsoever, including interest, costs, expenses, administration expenses, penalties, legal fees and expenses, suspected or unsuspected, whether known or unknown, whether arising under federal, state, or common law, and whether direct, indirect, derivative, class or in any other representative capacity, based upon, relating to, or arising out of the facts and matters alleged, and all claims that were made or could have been made, in the Lawsuit or relating to the negotiation, execution and delivery of the settlement agreement to which this Release is an exhibit, other than the rights provided for therein.

Exhibit D

SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK: IAS Part 45
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Thomas C. Dolan, Plaintiff, -v- Cablevision Systems Corporation, Defendant,	: : : : : : : : : : :	Index No. 651011/2011 NOTICE OF WITHDRAWAL OF appeal
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PLEASE TAKE NOTICE THAT Defendant, following upon the Court’s entry of an Order dismissing the above-captioned action with prejudice on February __, 2016, hereby withdraws its Notice of Appeal to the Appellate Division of the Supreme Court of the State of New York in and for the First Judicial Department, filed June 18, 2015, from the Decision and Order of the Supreme Court, New York County, dated April 21, 2015, and entered and filed in the Office of the Clerk of New York County on April 22, 2015, that granted, in part, Plaintiff’s motion for summary judgment (the “Appeal”). The Appeal has not been perfected.
Dated:    New York, New York
February __, 2016

Bruch Hanna LLP

By: _________________________
                    Gregory S. Bruch
                    Sandra M. Hanna
1250 I Street, NW, Suite 505
Washington, DC 20005
(202) 969-1631

Attorneys for Defendant

cc:

Mark D. Marderosian
Cohen & Marderosian
One Penn Plaza, Suite 6180
New York, New York 10119
(212) 564-1106
Attorneys for Plaintiff